UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

ARVINMERITOR, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road

Troy, Michigan

(Address of principal executive offices)

48084-7186

(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 26, 2008, ArvinMeritor, Inc. (“ArvinMeritor”) entered into a letter agreement (the “Agreement”) with Philip R. Martens, ArvinMeritor’s Senior Vice President and President, Light Vehicle Systems, relating to ArvinMeritor’s announced plans to sell the Light Vehicle Systems business, excluding the Wheels business (“LVS”). Pursuant to the Agreement, Mr. Martens will be eligible, contingent upon his continued voluntary employment through the conclusion of a sale, for a completion payment. The amount of the completion payment will depend upon the sales value of LVS as a multiple of its 2008 earnings before interest, taxes, depreciation and amortization or EBITDA. If the sales value of LVS reaches a specified minimum threshold, the completion payment will be in the amount of $150,000 (which is equal to three months of Mr. Martens’ base salary) and, depending upon the extent to which the sales value exceeds this threshold, the completion payment could be as much as $600,000 (which is equal to twelve months of Mr. Martens’ base salary). If the threshold sales value is not met or a sale is not completed, Mr. Martens will not be eligible for a completion payment.

In addition to the completion payment, the Agreement provides that Mr. Martens will be eligible for an additional payment of $75,000 (which is equal to 1.5 months of Mr. Martens’ base salary) if certain LVS first quarter 2009 EBITDA targets are met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVINMERITOR, INC.

By: /s/ Vernon G. Baker, II

Vernon G. Baker, II
Senior Vice President and General Counsel

Date: December 1, 2008